Exhibit 99.1

OXiGENE Announces Results of Phase 2 Study of CA4P in Recurrent Ovarian Cancer

Published in Journal of Clinical Oncology

Study met primary endpoint of improvement in progression free survival

Preliminary data show improvement in overall survival of 2.6 months

SOUTH SAN FRANCISCO, Calif., May 24, 2016 — OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced the online publication of results from Study GOG-0186I in the Journal of Clinical Oncology, the official journal of the American Society of Clinical Oncology. This is the first published report of the beneficial effects of combination vascular targeted therapy (VTT) for women with recurrent ovarian cancer. The open-label randomized phase 2 study in the U.S. enrolled a total of 107 patients at 67 sites to receive either CA4P (fosbretabulin) plus bevacizumab (CA4P combination) or bevacizumab alone (control). The Gynecologic Oncology Group (GOG), a member of NRG Oncology, conducted the study with support from the National Cancer Institute.

“I’m excited about the therapeutic potential of CA4P when used in combination with bevacizumab for the treatment of recurrent ovarian cancer,” stated Bradley J. Monk, M.D., Director of the Division of Gynecologic Oncology at St. Joseph’s Hospital and Medical Center and the Principal Investigator of the study. “In this randomized Phase 2 trial, the combination including CA4P prolonged progression free survival (PFS) compared to bevacizumab alone, and preliminary data show it also improved overall survival for these women. In addition, the safety profile of combination vascular targeted therapy, including hypertension, was acceptable with appropriate management. I look forward to further studying this promising therapeutic approach in the upcoming FOCUS trial.”

As OXiGENE previously reported, the study met its primary endpoint by demonstrating a statistically significant improvement in PFS for patients receiving the CA4P combination compared to the control (7.3 vs 4.8 months, respectively; Hazard Ratio (HR)=0.69; p=0.05 pre-specified one-sided analysis). Treatment emergent adverse events (AEs) associated with the CA4P combination were relatively low, and no serious AEs were observed. The most common AE associated with CA4P combination was hypertension, occurring in 18 patients (35%) compared to 10 patients (20%) in those receiving control (grade 3 and above).

New findings from the publication include:

•	Preliminary median overall survival (OS) was longer for patients receiving the CA4P combination than for the control (24.6 vs to 22.0 months, respectively; HR=0.85; data as of April 2015).
•	The improvement in PFS for patients receiving the CA4P combination was greater for patients with measurable disease than it was for patients without measurable disease, suggesting — along with the findings of improved PFS in patients with platinum-resistant disease — that CA4P combination therapy is more effective in those with more advanced disease.

Additional key information included in the publication include:

•	More patients receiving the CA4P combination compared to the control were alive and without disease progression at the completion of the study (13 (24.1%) vs. 6 (11.3%), respectively).
•	The relative probability of responding to treatment was 41% greater for the CA4P combination compared to control.
•	Inducing tumor vascular collapse with CA4P and concurrently preventing vessel regrowth with bevacizumab reduced the risk of tumor progression by an estimated 31.5%.

“We are very pleased that the data from the GOG-0186I Study are now available for the medical community,” stated William D. Schwieterman, M.D., OXiGENE’s President and Chief Executive Officer. “The initial results showing an overall survival benefit for CA4P-treated patients potentially signify a much needed therapeutic advance for women with recurrent ovarian cancer, and we look forward to conducting additional analyses on this important outcome as the data mature.”

About OXiGENE

OXiGENE is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy for orphan oncology indications. Vascular targeted therapy includes vascular disrupting agents (VDAs), such as the investigational drugs that OXiGENE is developing, and anti-angiogenic agents (AAs), a number of which are approved and widely used in oncology indications.

OXiGENE’s VDAs selectively obstruct a tumor’s blood supply without obstructing the blood supply to normal tissues, and treatment with our VDAs has been shown to lead to significant central tumor necrosis. The company believes that the treatment of cancer would be significantly improved if VDAs and AAs are used together, due to their complementary mechanisms of action. In combination, the VDA would occlude the blood vessels in the interior of a tumor while the AA would prevent the formation of new tumor blood vessels.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to pursue and continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2015.

CONTACTS

Investors:

ir@oxigene.com

650-635-7000

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183